EXHIBIT 10(b)

[Letterhead of Sutherland Asbill & Brennan LLP]

April 28, 2006

VIA EDGARLINK

Board of Directors

Kemper Investors Life Insurance Company

1400 American Lane

Schaumburg, IL 60196

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information for the Scudder DestinationsSM Annuity filed as part of Post-Effective Amendment No. 17 to the registration statement on Form N-4 for the KILICO Variable Annuity Separate Account (File Nos. 333-22375; 811-03199). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik